EX. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of DIRECTV dated October 14, 2014 of our reports dated February 21, 2014 (June 27, 2014, for the corrections described in Note 23), relating to the financial statements and financial statement schedule of DIRECTV and the effectiveness of DIRECTV’s internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Los Angeles, California
October 14, 2014